Exhibit 10.12

EMPLOYMENT AGREEMENT

This Employment Agreement (“Agreement”) is made between Cano Health, LLC (the “Company”) and Brian D. Koppy (the “Executive”) and shall be effective on April 5, 2021 (the “Effective Date”).

WHEREAS, the Company desires to employ the Executive and the Executive desires to be employed by the Company commencing on the Effective Date on the terms contained herein.

WHEREAS, the Company is anticipating the consummation of the transactions contemplated by that certain Business Combination Agreement dated as of November 11, 2020 (the “Business Combination Agreement”), by and between JAWS Acquisition Corp., a Cayman Islands exempted company (the “Parent”), and Primary Care (ITC) Holdings, LLC, a Delaware limited liability company and indirect owner of all outstanding membership interests of the Company.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1. Employment.

(a) Term. The Company shall employ the Executive and the Executive shall be employed by the Company pursuant to this Agreement commencing as of the Effective Date and continuing until such employment is terminated in accordance with the provisions hereof (the “Term”). The Executive’s employment with the Company will be “at will,” meaning that the Executive’s employment may be terminated by the Company or the Executive at any time and for any reason subject to the terms of this Agreement.

(b) Position and Duties. The Executive shall serve as the Chief Financial Officer of the Company and shall have such powers and duties as may from time to time be prescribed by the Chief Executive Officer (the “CEO”) or other duly authorized executive. The Executive shall devote the Executive’s full working time and efforts to the business and affairs of the Company. Notwithstanding the foregoing, the Executive may serve on other boards of directors, with the approval of the Board of Directors of Parent (the “Board”), or engage in religious, charitable or other community activities as long as such services and activities do not interfere with the Executive’s performance of the Executive’s duties to the Company.

2. Compensation and Related Matters.

(a) Base Salary. The Executive’s initial base salary shall be paid at the rate of $325,000 per year. Thereafter, the Executive’s base salary shall be subject to periodic review by the Compensation Committee or the Board. The base salary in effect at any given time is referred to herein as “Base Salary.” The Base Salary shall be payable in a manner that is consistent with the Company’s usual payroll practices for executive officers.

(b) Incentive Compensation. The Executive shall be eligible to receive cash incentive compensation as determined by the Board or the Compensation Committee from time to time (“Incentive Compensation”). The Executive’s target annual Incentive Compensation shall be not less than 60 percent of the Executive’s Base Salary (referred to herein as “Target Bonus”). The Executive’s Incentive Compensation shall be pro-rated for the portion of the 2021 year that the Executive is employed. The actual amount of the Executive’s annual Incentive Compensation, if any, shall be determined in the sole discretion of the Board or the Compensation Committee, subject to the terms of any applicable Incentive Compensation plan that may be in effect from time to time. Except as may be provided by the Board or the Compensation Committee or as may otherwise be set forth in the applicable Incentive Compensation plan the Executive must be employed by the Company on the date such Incentive Compensation is paid in order to earn or receive any annual Incentive Compensation.

(c) Signing Bonus. The Company shall pay the Executive a one-time signing bonus in the gross amount of $600,000, less applicable tax-related deductions and withholdings (the “Signing Bonus”), which is intended to cover relocation expenses, and will be paid within 30 days after the Effective Date; provided that if the Executive’s employment is terminated by the Company for Cause or by the Executive other than for Good Reason, in either case prior to the two-year anniversary of the Effective Date, the Executive will repay the Company a pro rata portion of the Executive’s Signing Bonus within 60 days after the Executive’s Date of Termination (as defined in Section 4(b) below).

(d) Expenses. The Executive shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by the Executive during the Term in performing services hereunder, in accordance with the policies and procedures then in effect and established by the Company for its executive officers.

(e) Other Benefits. The Executive shall be eligible to participate in or receive benefits under the Company’s employee benefit plans offered to similarly situated Executives employed by the Company in effect from time to time, subject to the terms of such plans.

(f) Paid Time Off. The Executive shall be entitled to take paid time off in accordance with the Company’s applicable paid time off policy for executives, as may be in effect from time to time.

(g) Parent Equity. The Company will grant Executive the following equity awards:

(i) Initial Grant of Restricted Stock Units. Effective upon the consummation of the transactions contemplated by the Business Combination Agreement (the “Closing Date”) and immediately subsequent to the filing of a Form S-8 by Parent, which filing shall be made by the Company as soon as reasonably possible after the Closing Date, the Executive will receive a grant of restricted stock units (the “Initial Restricted Stock Units”) for a number of shares of class A common stock of Parent (“Parent Stock”) with an aggregate value of $5,000,000 based on the closing price of one share of Parent Stock as of the Effective Date. The Initial Restricted Stock Units will be subject to the terms and conditions of the Cano Health, Inc. 2021 Stock Option and Incentive Plan then in effect and the applicable equity award agreement (the “Equity Documents”), and shall be subject to time-based vesting over four years whereby 25% of the Initial Restricted Stock Units shall vest on each annual anniversary of the Effective Date, subject to the Executive’s continued employment with the Company at each vesting date, such that the Initial Restricted Stock Units shall be fully vested upon the fourth (4th) anniversary of the Effective Date. Notwithstanding anything to the contrary in any applicable Equity Documents, the Initial Restricted Stock Units shall immediately accelerate and become fully vested in the event of a termination of the Executive’s employment by the Company without Cause or by the Executive for Good Reason (as such terms are defined below) in either event within twelve (12)months after the occurrence of the first event constituting a Change in Control (as defined below) (such period, the ‘Change in Control Period”). For purposes this agreement, “Change in Control” shall mean any of the following:

(A) any “person,” as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Act”) (other than Parent, any of its subsidiaries, or any trustee, fiduciary or other person or entity holding securities under any employee benefit plan or trust of Parent or any of its subsidiaries), together with all “affiliates” and “associates” (as such terms are defined in Rule 12b-2 under the Act) of such person, shall become the “beneficial owner” (as such term is defined in Rule 13d-3 under the Act), directly or indirectly, of securities of Parent representing 50 percent or more of the combined voting power of Parent’s then outstanding securities having the right to vote in an election of the Board (“Voting Securities”) (in such case other than as a result of an acquisition of securities directly from the Parent); or

(B) the date a majority of the members of the Board is replaced during any twelve (12)month period by directors whose appointment or election is not endorsed by a majority of the members of the Board before the date of the appointment or election; or

(C) the consummation of (A) any consolidation or merger of Parent where the stockholders of Parent, immediately prior to the consolidation or merger, would not, immediately after the consolidation or merger, beneficially own (as such term is defined in Rule 13d-3 under the Act), directly or indirectly, shares representing in the aggregate more than 50 percent of the voting shares of Parent issuing cash or securities in the consolidation or merger (or of its ultimate parent corporation, if any), or (B) any sale or other transfer (in one transaction or a series of transactions contemplated or arranged by any party as a single plan) of all or substantially all of the assets of Parent.

Notwithstanding the foregoing, a “Change in Control” shall not be deemed to have occurred for purposes of the foregoing clause (A) solely as the result of an acquisition of securities by Parent which, by reducing the number of shares of Voting Securities outstanding, increases the proportionate number of Voting Securities beneficially owned by any person to 50 percent or more of the combined voting power of all of the then outstanding Voting Securities; provided, however, that if any person referred to in this sentence shall thereafter become the beneficial owner of any additional shares of Voting Securities (other than pursuant to a stock split, stock dividend, or similar transaction or as a result of an acquisition of securities directly from the Company) and immediately thereafter beneficially owns 50 percent or more of the combined voting power of all of the then outstanding Voting Securities, then a “Change in Control” shall be deemed to have occurred for purposes of the foregoing clause (A).

(ii) Initial Grant of Stock Options: On the Closing Date, the Company shall grant a stock option to purchase 400,000 shares of Parent Stock (the “Option”). The Option will be subject to Parent’s Equity Documents, and shall vest and become exercisable upon satisfaction of stock price performance hurdles as specified in the applicable equity award agreement, whereby 25% of the Option will become vested and exercisable upon the Parent Stock closing trading price maintaining a closing price of $20, $25, $30, and $40 per share respectively, in each case for 30 consecutive trading days as determined by the Board, and in each case subject to the Executive’s continued employment with the Company.

(iii) Annual Equity Award: The Executive shall also be eligible to receive an annual equity award with a target value of $859,000 (the “Target Annual Equity Award Value”), at the discretion of the Board subject to the Equity Documents, with the form and amount of such annual award to be determined by the Board.

3. Termination. The Executive’s employment hereunder may be terminated without any breach of this Agreement under the following circumstances:

(a) Death. The Executive’s employment hereunder shall terminate upon death.

(b) Disability. The Company may terminate the Executive’s employment if the Executive is disabled and unable to perform or expected to be unable to perform the essential functions of the Executive’s then existing position or positions under this Agreement with or without reasonable accommodation for a period of 180 days (which need not be consecutive) in any 12 month period. If any question shall arise as to whether during any period the Executive is disabled so as to be unable to perform the essential functions of the Executive’s then existing position or positions with or without reasonable accommodation, the Executive may, and at the request of the Company shall, submit to the Company a certification in reasonable detail by a physician selected by the Company to whom the Executive or the Executive’s guardian has no reasonable objection as to whether the Executive is so disabled or how long such disability is expected to continue, and such certification shall for the purposes of this Agreement be conclusive of the issue. The Executive shall cooperate with any reasonable request of the physician in connection with such certification. If such question shall arise and the Executive shall fail to submit such certification, the Company’s determination of such issue shall be binding on the Executive. Nothing in this Section 3(b) shall be construed to waive the Executive’s rights, if any, under existing law including, without limitation, the Family and Medical Leave Act of 1993, 29 U.S.C. §2601 et seq. and the Americans with Disabilities Act, 42 U.S.C. §12101 et seq.

(c) Termination by the Company for Cause. The Company may terminate the Executive’s employment hereunder for Cause. For purposes of this Agreement, “Cause” shall mean any of the following:

(i) conduct by the Executive constituting a material act of misconduct in connection with the performance of the Executive’s duties, including, without limitation, (A) willful failure or refusal to substantially perform material responsibilities that have been requested by the CEO; (B) dishonesty to the CEO with respect to any material matter; or (C) misappropriation of funds or property of the Company or Parent or any of their subsidiaries or affiliates other than the occasional, customary and de minimis use of Company or Parent property for personal purposes;

(ii) the commission by the Executive of acts satisfying the elements of (A) any felony or (B) a misdemeanor involving moral turpitude, deceit, dishonesty or fraud;

any misconduct by the Executive, regardless of whether or not in the course of the Executive’s employment, that would reasonably be expected to result in material injury or reputational harm to the Company or Parent or any of their subsidiaries or affiliates if the Executive were to continue to be employed in the same position;

(iii) a breach by the Executive of any of the Continuing Obligations (defined below) or any of the other provisions contained in Section 8 of this Agreement, in a material respect;

(iv) a material violation by the Executive of any of the Company’s written employment policies; or

(v) the Executive’s failure to cooperate with a bona fide internal investigation or an investigation by regulatory or law enforcement authorities, after being instructed by the Company to cooperate, or the willful destruction or failure to preserve documents or other materials known to be relevant to such investigation or the inducement of others to fail to cooperate or to produce documents or other materials in connection with such investigation.

(d) Termination by the Company without Cause. The Company may terminate the Executive’s employment hereunder at any time without Cause. Any termination by the Company of the Executive’s employment under this Agreement which does not constitute a termination for Cause under Section 3(c) and does not result from the death or disability of the Executive under Section 3(a) or (b) shall be deemed a termination without Cause.

(e) Termination by the Executive. The Executive may terminate employment hereunder at any time for any reason, including but not limited to, Good Reason. For purposes of this Agreement, “Good Reason” shall mean that the Executive has completed all steps of the Good Reason Process (hereinafter defined) following the occurrence of any of the following events without the Executive’s consent (each, a “Good Reason Condition”):

(i) a material diminution in the Executive’s responsibilities, authority or duties;

(ii) a diminution in the Executive’s Base Salary, Executive’s Target Bonus, and/or Target Annual Equity Award Value, (collectively, the “Total Target Compensation”), except for across-the-board salary or Total Target Compensation reductions based on the Company’s financial performance similarly affecting all or substantially all senior management employees of the Company;

(iii) a material change in the geographic location at which the Executive provides services to the Company, such that there is an increase of at least thirty (30) miles of driving distance to such location from the Executive’s principal residence as of such change (provided that the requirement that the Executive provide services at the location of the current headquarters of the Company shall not trigger “Good Reason”); or

(iv) a material breach of this Agreement by the Company.

The “Good Reason Process” consists of the following steps:

(v) the Executive reasonably determines in good faith that a Good Reason Condition has occurred;

(vi) the Executive notifies the Company in writing of the first occurrence of the Good Reason Condition within 60 days of the first occurrence of such condition;

(vii) the Executive cooperates in good faith with the Company’s efforts, for a period of not less than 30 days following such notice (the “Cure Period”), to remedy the Good Reason Condition;

(viii) notwithstanding such efforts, the Good Reason Condition continues to exist at the end of the Cure Period; and

(ix) the Executive terminates employment within 60 days after the end of the Cure Period.

If the Company cures the Good Reason Condition during the Cure Period, Good Reason shall be deemed not to have occurred.

4. Matters related to Termination.

(a) Notice of Termination. Except for termination as specified in Section 3(a), any termination of the Executive’s employment by the Company or any such termination by the Executive shall be communicated by written Notice of Termination to the other party hereto. For purposes of this Agreement, a “Notice of Termination” shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon.

(b) Date of Termination. “Date of Termination” shall mean: (i) if the Executive’s employment is terminated by death, the date of death; (ii) if the Executive’s employment is terminated on account of disability under Section 3(b) or by the Company for Cause under Section 3(c), the date on which Notice of Termination is given; (iii) if the Executive’s employment is terminated by the Company without Cause under Section 3(d), the date on which a Notice of Termination is given or the date otherwise specified by the Company in the Notice of Termination; (iv) if the Executive’s employment is terminated by the Executive under Section 3(e) other than for Good Reason, 30 days after the date on which a Notice of Termination is given, and (v) if the Executive’s employment is terminated by the Executive under Section 3(e) for Good Reason, the date on which a Notice of Termination is given after the end of the Cure Period. Notwithstanding the foregoing, in the event that the Executive gives a Notice of Termination to the Company, the Company may unilaterally accelerate the Date of Termination and such acceleration shall not result in a termination by the Company for purposes of this Agreement.

(c) Accrued Obligations. If the Executive’s employment with the Company is terminated for any reason, the Company shall pay or provide to the Executive (or to the Executive’s authorized representative or estate) (i) any Base Salary earned through the Date of Termination and, if applicable, any accrued but unused vacation through the Date of Termination; (ii) unpaid expense reimbursements (subject to, and in accordance with, Section 3(c) of this Agreement); and (iii) any vested benefits the Executive may have under any employee benefit plan of the Company through the Date of Termination, which vested benefits shall be paid and/or provided in accordance with the terms of such employee benefit plans (collectively, the “Accrued Obligations”).

(d) Resignation of All Other Positions. To the extent applicable, the Executive shall be deemed to have resigned from all officer and board member positions that the Executive holds with the Company or any of its respective subsidiaries and affiliates upon the termination of the Executive’s employment for any reason. The Executive shall execute any documents in reasonable form as may be requested to confirm or effectuate any such resignations.

5. Severance Pay and Benefits Upon Termination by the Company without Cause or by the Executive for Good Reason. If the Executive’s employment is terminated by the Company without Cause as provided in Section 3(d), or the Executive terminates employment for Good Reason as provided in Section 3(e), then, in addition to the Accrued Obligations, and subject to the Executive signing a separation agreement and release in a form and manner which shall provide (i) a general release of claims against the Company and Parent and all related persons and entities, (ii) a reaffirmation of all of the Executive’s Continuing Obligations (as defined below), (iii) that if the Executive breaches any of the Continuing Obligations, all payments of the Severance Amount shall immediately cease (the “Separation Agreement”), and (iv) for the Separation Agreement becoming irrevocable, all within 60 days after the Date of Termination (or such shorter period as set forth in the Separation Agreement), which shall include a seven (7) day revocation period, the Company shall pay severance (the “Severance Amount”) to the Executive as follows:

(a) Severance Payments Outside a Change in Control Period. If the date of the Executive’s Date of Termination under this Section 5 is not during a Change in Control Period, the Company shall pay the Executive an amount equal to (i) 12 months of the Executive’s Base Salary; (ii) any earned but unpaid Incentive Compensation with respect to the completed year prior to the year of the Executive’s Date of Termination, and (iii) a pro rata portion of the Executive’s Target Bonus for the year in which the Executive’s employment is terminated, in each case payable over the twelve (12)-month period following the Executive’s Date of Termination; or

(b) Severance Payments During a Change in Control Period. If the date of the Executive’s Date of Termination under this Section 5 is during a Change in Control Period, the Company shall pay the Executive an amount equal to (i) 12 months of the Executive’s Base Salary; (ii) any earned but unpaid Incentive Compensation with respect to the completed year prior to the year of the Executive’s Date of Termination, (iii) a pro rata portion of the Executive’s Target Bonus for the year in which the Executive’s employment is terminated, and (iv) Incentive Compensation in an amount equal to 2X the average annual Incentive Compensation paid in each of the two completed years prior to the year of the Executive’s Date of Termination1; provided if Incentive Compensation has not been paid to the Executive for such prior two completed years, an amount equal to 2X the Target Bonus pursuant to Section 2(b) of this Agreement, in each case payable over the twelve (12)month period following the Date of Termination.

(c) subject to the Executive’s copayment of premium amounts at the applicable active employees’ rate and the Executive’s proper election to receive benefits under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), the Company shall pay to the group health plan provider or the COBRA provider a monthly payment equal to the monthly employer contribution that the Company would have made to provide health insurance to the Executive if the Executive had remained employed by the Company until the earliest of (A) the 12 month anniversary of the Date of Termination; (B) the date that the Executive becomes eligible for group medical plan benefits under any other employer’s group medical plan; or (C) the cessation of the Executive’s health continuation rights under COBRA; provided, however, that if the Company determines that it cannot pay such amounts to the group health plan provider or the COBRA provider (if applicable) without potentially violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), then the Company shall convert such payments to payroll payments directly to the Executive for the time period specified above. Such payments to the Executive shall be subject to tax-related deductions and withholdings and paid on the Company’s regular payroll dates.

The amounts payable under Section 5, to the extent taxable, shall be paid out in substantially equal installments in accordance with the Company’s payroll practice over 12 months commencing within 60 days after the Date of Termination; provided, however, that if the 60-day period begins in one calendar year and ends in a second calendar year, such payments, to the extent they qualify as “non-qualified deferred compensation” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), shall begin to be paid in the second calendar year by the last day of such 60-day period; provided, further, that the initial payment shall include a catch-up payment to cover amounts retroactive to the day immediately following the Date of Termination. Each payment pursuant to this Agreement is intended to constitute a separate payment for purposes of Treasury Regulation Section 1.409A-2(b)(2).

[1]	NTD: This was moved from the definition of Accrued Obligations. The Executive is entitled to the unpaid Incentive Compensation only if terminated without Cause.

6. Additional Limitation.

(a) Anything in this Agreement to the contrary notwithstanding, in the event that the amount of any compensation, payment or distribution by the Company to or for the benefit of the Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, calculated in a manner consistent with Section 280G of the Code, and the applicable regulations thereunder (the “Aggregate Payments”), would be subject to the excise tax imposed by Section 4999 of the Code, then the Aggregate Payments shall be reduced (but not below zero) so that the sum of all of the Aggregate Payments shall be $1.00 less than the amount at which the Executive becomes subject to the excise tax imposed by Section 4999 of the Code; provided that such reduction shall only occur if it would result in the Executive receiving a higher After Tax Amount (as defined below) than the Executive would receive if the Aggregate Payments were not subject to such reduction. In such event, the Aggregate Payments shall be reduced in the following order, in each case, in reverse chronological order beginning with the Aggregate Payments that are to be paid the furthest in time from consummation of the transaction that is subject to Section 280G of the Code: (1) cash payments not subject to Section 409A of the Code; (2) cash payments subject to Section 409A of the Code; (3) equity-based payments and acceleration; and (4) non-cash forms of benefits; provided that in the case of all the foregoing Aggregate Payments all amounts or payments that are not subject to calculation under Treas. Reg. §1.280G-1, Q&A-24(b) or (c) shall be reduced before any amounts that are subject to calculation under Treas. Reg. §1.280G-1, Q&A-24(b) or (c).

(b) For purposes of this Section 6(b), the “After Tax Amount” means the amount of the Aggregate Payments less all federal, state, and local income, excise and employment taxes imposed on the Executive as a result of the Executive’s receipt of the Aggregate Payments. For purposes of determining the After Tax Amount, the Executive shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation applicable to individuals for the calendar year in which the determination is to be made, and state and local income taxes at the highest marginal rates of individual taxation in each applicable state and locality, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes.

(c) The determination as to whether a reduction in the Aggregate Payments shall be made pursuant to Section 6(a) shall be made by an independent (not otherwise employed by the Company), nationally recognized accounting firm selected and paid for by the Company (the “Accounting Firm”), which shall provide detailed supporting calculations both to the Company and the Executive within 15 business days of the Date of Termination, if applicable, or at such earlier time as is reasonably requested by the Company or the Executive. Any determination by the Accounting Firm shall be binding upon the Company and the Executive.

7. Section 409A.

(a) Anything in this Agreement to the contrary notwithstanding, if at the time of the Executive’s separation from service within the meaning of Section 409A of the Code, the Company determines that the Executive is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, then to the extent any payment or benefit that the Executive becomes entitled to under this Agreement or otherwise on account of the Executive’s separation from service would be considered deferred compensation otherwise subject to the 20 percent additional tax imposed pursuant to Section 409A(a) of the Code as a result of the application of Section 409A(a)(2)(B)(i) of the Code, such payment shall not be payable and such benefit shall not be provided until the date that is the earlier of (A) six months and one day after the Executive’s separation from service, or (B) the Executive’s death. If any such delayed cash payment is otherwise payable on an installment basis, the first payment shall include a catch-up payment covering amounts that would otherwise have been paid during the six-month period but for the application of this provision, and the balance of the installments shall be payable in accordance with their original schedule.

(b) All in-kind benefits provided and expenses eligible for reimbursement under this Agreement shall be provided by the Company or incurred by the Executive during the time periods set forth in this Agreement. All reimbursements shall be paid as soon as administratively practicable, but in no event shall any reimbursement be paid after the last day of the taxable year following the taxable year in which the expense was incurred. The amount of in-kind benefits provided or reimbursable expenses incurred in one taxable year shall not affect the in-kind benefits to be provided or the expenses eligible for reimbursement in any other taxable year (except for any lifetime or other aggregate limitation applicable to medical expenses). Such right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.

(c) To the extent that any payment or benefit described in this Agreement constitutes “non-qualified deferred compensation” under Section 409A of the Code, and to the extent that such payment or benefit is payable upon the Executive’s termination of employment, then such payments or benefits shall be payable only upon the Executive’s “separation from service.” The determination of whether and when a separation from service has occurred shall be made in accordance with the presumptions set forth in Treasury Regulation Section 1.409A-1(h).

(d) The parties intend that this Agreement will be administered in accordance with Section 409A of the Code. To the extent that any provision of this Agreement is ambiguous as to its compliance with Section 409A of the Code, the provision shall be read in such a manner so that all payments hereunder comply with Section 409A of the Code. Each payment pursuant to this Agreement is intended to constitute a separate payment for purposes of Treasury Regulation Section 1.409A-2(b)(2). The parties agree that this Agreement may be amended, as reasonably requested by either party, and as may be necessary to fully comply with Section 409A of the Code and all related rules and regulations in order to preserve the payments and benefits provided hereunder without additional cost to either party.

(e) The Company makes no representation or warranty and shall have no liability to the Executive or any other person if any provisions of this Agreement are determined to constitute deferred compensation subject to Section 409A of the Code but do not satisfy an exemption from, or the conditions of, such Section.

8. Continuing Obligations. For purposes of this Agreement, the obligations in this Section 8 shall collectively be referred to as the “Continuing Obligations.”

(a) Non-Competition. The Executive agrees that during the Term and for two (2) years following the Executive’s termination of employment for any reason, other than during a Change in Control Period (the “Restricted Period”), the Executive shall not, directly or indirectly, own, manage, operate, join, control or participate in the ownership, management, operation or control of, or be an officer or an employee of any business or organization that provides, directly or indirectly (including as a provider or as a management services organization), in a primary care clinic setting (which includes without limitation the practice of primary care medicine in a multidisciplinary clinic) professional medical services, diagnostic, therapeutic and ancillary services, nursing and other clinical services, outpatient healthcare services, pharmacy services or any other services incident to the operation of an internal medicine practice in a primary care clinic setting (each, a “Restricted Business”). The foregoing restriction shall apply anywhere in the areas where the Company, its subsidiaries, or any subsidiaries of Parent conduct or have conducted a Restricted Business (or have expended resources or time to plan the conduct of a Restricted Business) during the Term, including, but not limited to, the United States (including Puerto Rico) (the “Restricted Territory”). The foregoing shall not restrict the Executive from owning up to 1% of any class of securities of any person engaged in a Restricted Business if such securities are listed on any national or regional securities exchange or have been registered under Section 12(g) of the Securities Exchange Act of 1934, as amended, as long as such securities are held solely as a passive investment and not with a view to influencing, controlling or directing the affairs of such person.

(b) Non-Solicitation. The Executive agrees that, during the Restricted Period, the Executive will not, directly or indirectly, for himself or on behalf of or in conjunction with any other person, (i) solicit, induce, attempt to solicit or induce, or hire or attempt to hire any person that is, or was within twelve (12) months prior to the Executive’s termination date, an employee of the Company; provided, however, this Section 8(b) shall not be breached by a solicitation to the general public or through general advertising, or (ii) solicit, advise or encourage any person, firm, government agency or corporation (a “Customer”), including without limitation any potential customer of the Company that is engaged in discussion with the Company to do business with the Company, to withdraw, curtail or cancel its business (or potential business) with the Company.

(c) Non-Disparagement. During the Term and thereafter, the Executive agrees that he will not, at any time, make, directly or indirectly, any oral or written statements that are disparaging of the Company, its business, its products or services, or any of its present or former officers, directors, members, stockholders, managers or employees. During the Term and thereafter, the Company agrees that it, its officers directors and/or members, managers and employees will not, at any time, make, directly or indirectly, any oral or written statements that are disparaging to the Executive.

(d) Third-Party Agreements and Rights. The Executive hereby confirms that the Executive is not bound by the terms of any agreement with any previous employer or other party which restricts in any way the Executive’s use or disclosure of information, other than confidentiality restrictions (if any), or the Executive’s engagement in any business. The Executive represents to the Company that the Executive’s execution of this Agreement, the Executive’s employment with the Company and the performance of the Executive’s proposed duties for the Company will not violate any obligations the Executive may have to any such previous employer or other party. In the Executive’s work for the Company, the Executive will not disclose or make use of any information in violation of any agreements with or rights of any such previous employer or other party, and the Executive will not bring to the premises of the Company any copies or other tangible embodiments of non-public information belonging to or obtained from any such previous employment or other party.

(e) Litigation and Regulatory Cooperation. During and after the Executive’s employment, the Executive shall cooperate fully with the Company in (i) the defense or prosecution of any claims or actions now in existence or which may be brought in the future against or on behalf of the Company which relate to events or occurrences that transpired while the Executive was employed by the Company, and (ii) the investigation, whether internal or external, of any matters about which the Company believes the Executive may have knowledge or information. The Executive’s full cooperation in connection with such claims, actions or investigations shall include, but not be limited to, being available to meet with counsel to answer questions or to prepare for discovery or trial and to act as a witness on behalf of the Company at mutually convenient times. During and after the Executive’s employment, the Executive also shall cooperate fully with the Company in connection with any investigation or review of any federal, state or local regulatory authority as any such investigation or review relates to events or occurrences that transpired while the Executive was employed by the Company. The Company shall reimburse the Executive for any reasonable out-of-pocket expenses incurred in connection with the Executive’s performance of obligations pursuant to this Section 8(e).

(f) Relief. The Executive agrees that it would be difficult to measure any damages caused to the Company which might result from any breach by the Executive of the Continuing Obligations, and that in any event money damages would be an inadequate remedy for any such breach. Accordingly, the Executive agrees that if the Executive breaches, or proposes to breach, any portion of the Continuing Obligations, the Company shall be entitled, in addition to all other remedies that it may have, to an injunction or other appropriate equitable relief to restrain any such breach without showing or proving any actual damage to the Company.

(g) Reasonable Limitation and Severability. The parties agree that the above restrictions on competition are (i) appropriate and reasonable given the Executive’s role with and knowledge of the Company and Parent, and are necessary to protect the interests of the Company and Parent, including, but not limited to, the Company’s trade secrets and the Parent’s trade secrets, and (ii) completely severable and independent agreements supported by good and valuable consideration and, as such, shall survive the termination of this Agreement for any reason whatsoever. The Executive acknowledges that the Executive has carefully considered the terms of this Agreement, including the restrictive covenants set forth in this Section 8, and acknowledges that if this Agreement is enforced according to its terms, the Executive will be able to earn a reasonable living in commercial activities unrelated to the business of the Company in locations satisfactory to the Executive. The Executive also acknowledges that the restrictive covenants set forth in this Section 8 are a vital part of and are intrinsic to the ongoing operations of the Company, in light of the nature of the business of the Company and the unique position, skills and knowledge of the Executive with the Company. The parties further agree that any invalidity or unenforceability of any one or more of such restrictions on competition shall not render invalid or unenforceable any remaining restrictions on competition. Additionally, should a court of competent jurisdiction determine that the scope of any provision of this Section 8 is too broad to be enforced as written, the parties hereby authorize the court to reform the provision to such narrower scope as it determines to be reasonable and enforceable and the parties intend that the affected provision be enforced as so amended. The Executive acknowledges and agrees that to the extent the Executive has breached or is in breach of any of the covenants set forth in Sections 8(a) or (b), the Restricted Period shall be extended by an amount of time equal to the duration of such breach.

9. Proprietary Information and Inventions Agreement. As a condition of the Executive’s continued employment with the Company, the Executive will sign the Proprietary Information and Inventions Agreement (the “PIIA”), attached hereto as Exhibit A.

10. Arbitration of Disputes.

(a) Arbitration Generally. Any controversy or claim arising out of or relating to this Agreement or the breach thereof or otherwise arising out of the Executive’s employment or the termination of that employment (including, without limitation, any claims of unlawful employment discrimination or retaliation, whether based on race, religion, national origin, sex, gender, age, disability, sexual orientation, or any other protected class under applicable law) shall, to the fullest extent permitted by law, be settled by arbitration in any forum and form agreed upon by the parties or, in the absence of such an agreement, under the auspices of JAMS in Miami, Florida in accordance with the JAMS Employment Arbitration Rules, including, but not limited to, the rules and procedures applicable to the selection of arbitrators. The Executive understands that the Executive may only bring such claims in the Executive’s individual capacity, and not as a plaintiff or class member in any purported class proceeding or any purported representative proceeding. The Executive further understands that, by signing this Agreement, the Company and the Executive are giving up any right they may have to a jury trial on all claims they may have against each other. Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. This Section 10 shall be specifically enforceable. Notwithstanding the foregoing, this Section 10 shall not preclude either party from pursuing a court action for the sole purpose of obtaining a temporary restraining order or a preliminary injunction in circumstances in which such relief is appropriate, including without limitation relief sought in connection with the Continuing Obligations; provided that any other relief shall be pursued through an arbitration proceeding pursuant to this Section 10.

(b) Arbitration Fees and Costs. The Executive shall be required to pay an arbitration fee to initiate any arbitration equal to what the Executive would be charged as a first appearance fee in court. The Company shall advance the remaining fees and costs of the arbitrator. However, to the extent permissible under the law, and following the arbitrator’s ruling on the matter, the arbitrator may rule that the arbitrator’s fees and costs be distributed in an alternative manner. Each party shall pay its own costs and attorneys’ fees, if any. If, however, any party prevails on a statutory or contractual claim that affords the prevailing party attorneys’ fees (including pursuant to this Agreement), the arbitrator may award attorneys’ fees to the prevailing party to the extent permitted by law.

11. Consent to Jurisdiction. To the extent that any court action is permitted consistent with or to enforce Section 11 of this Agreement, the parties hereby consent to the jurisdiction of the state and federal courts of the State of Florida. Accordingly, with respect to any such court action, the Executive (a) submits to the exclusive personal jurisdiction of such courts; (b) consents to service of process; and (c) waives any other requirement (whether imposed by statute, rule of court, or otherwise) with respect to personal jurisdiction or service of process.

12. Waiver of Jury Trial. Each of the Executive and the Company irrevocably and unconditionally WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY PROCEEDING (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE EXECUTIVE’S EMPLOYMENT BY THE COMPANY OR ANY AFFILIATE OF THE COMPANY, INCLUDING WITHOUT LIMITATION THE EXECUTIVE’S OR THE COMPANY’S PERFORMANCE UNDER, OR THE ENFORCEMENT OF, THIS AGREEMENT.

13. Integration. This Agreement, and the PIIA, and any other plans or programs referenced herein constitute the entire agreement between the parties with respect to the subject matter hereof.

14. Withholding; Tax Effect. All payments made by the Company to the Executive under this Agreement shall be net of any tax or other amounts required to be withheld by the Company under applicable law. Nothing in this Agreement shall be construed to require the Company to make any payments to compensate the Executive for any adverse tax effect associated with any payments or benefits or for any deduction or withholding from any payment or benefit.

15. Successors and Assigns. Neither the Executive nor the Company may make any assignment of this Agreement or any interest in it, by operation of law or otherwise, without the prior written consent of the other; provided, however, that the Company may assign its rights and obligations under this Agreement (including the Continuing Obligations) without the Executive’s consent to any affiliate or to any person or entity with whom the Company shall hereafter effect a reorganization or consolidation, into which the Company merges or to whom it transfers all or substantially all of its properties or assets; provided further that if the Executive remains employed or becomes employed by the Company, the purchaser or any of their affiliates in connection with any such transaction, then the Executive shall not be entitled to any payments, benefits or vesting pursuant to Section 5 of this Agreement solely as a result of such transaction. This Agreement shall inure to the benefit of and be binding upon the Executive and the Company, and each of the Executive’s and the Company’s respective successors, executors, administrators, heirs and permitted assigns. In the event of the Executive’s death after the Executive’s termination of employment, but prior to the completion by the Company of all payments due to the Executive under this Agreement, the Company shall continue such payments to the Executive’s beneficiary designated in writing to the Company prior to the Executive’s death (or to the Executive’s estate, if the Executive fails to make such designation).

16. Enforceability. If any portion or provision of this Agreement (including, without limitation, any portion or provision of any section of this Agreement) shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

17. Survival. The provisions of this Agreement shall survive the termination of this Agreement and/or the termination of the Executive’s employment to the extent necessary to effectuate the terms contained herein.

18. Waiver. No waiver of any provision hereof shall be effective unless made in writing and signed by the waiving party. The failure of any party to require the performance of any term or obligation of this Agreement, or the waiver by any party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.

19. Notices. Any notices, requests, demands and other communications provided for by this Agreement shall be sufficient if in writing and delivered in person or sent by a nationally recognized overnight courier service or by registered or certified mail, postage prepaid, return receipt requested, to the Executive at the last address the Executive has filed in writing with the Company or, in the case of the Company, at its main offices, attention of the Board.

20. Amendment. This Agreement may be amended or modified only by a written instrument signed by the Executive and by a duly authorized representative of the Company.

21. Effect on Other Plans and Agreements. An election by the Executive to resign for Good Reason under the provisions of this Agreement shall not be deemed a voluntary termination of employment by the Executive for the purpose of interpreting the provisions of any of the Company’s benefit plans, programs or policies. Nothing in this Agreement shall be construed to limit the rights of the Executive under the Company’s benefit plans, programs or policies except as otherwise provided in Section 8 hereof, and except that the Executive shall have no rights to any severance benefits under any Company severance pay plan, offer letter or otherwise. In the event that the Executive is party to an agreement with the Company providing for payments or benefits under such plan or agreement and under this Agreement, the terms of this Agreement shall govern and the Executive may receive payment under this Agreement only and not both.

22. Governing Law. This is a Florida contract and shall be construed under and be governed in all respects by the laws of the State of Florida, without giving effect to the conflict of laws principles thereof. With respect to any disputes concerning federal law, such disputes shall be determined in accordance with the law as it would be interpreted and applied by the United States Court of Appeals for the Eleventh Circuit.

23. Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be taken to be an original; but such counterparts shall together constitute one and the same document.

24. Legal Fees. The Company will reimburse the Executive for reasonably incurred legal fees for entering into this Agreement up to $7,500.

IN WITNESS WHEREOF, the parties have executed this Agreement effective on the Effective Date.

Cano Health, LLC

By:	/s/ Marlow Hernandez
Its:	Marlow Hernandez

Brian D. Koppy

/s/ Brian D. Koppy

Exhibit A

PROPRIETARY INFORMATION AND INVENTIONS AGREEMENT

The following confirms and memorializes an agreement that Cano Health, LLC, a Florida limited liability company (“Company”), and I (Brian D. Koppy) have had since the commencement of my employment (which term, for purposes of this agreement, shall be deemed to include any relationship of service to Company that I may have had prior to actually becoming an employee) with Company in any capacity and that is and has been a material part of the consideration for my employment by Company:

1. I have not entered into, and I agree I will not enter into, any agreement either written or oral in conflict with this Agreement or my employment with Company. I will not violate any agreement with or rights of any third party or, except as expressly authorized by Company in writing hereafter, use or disclose my own or any third party’s confidential information or intellectual property when acting within the scope of my employment or otherwise on behalf of Company. Further, I have not retained anything containing any confidential information of a prior employer or other third party, whether or not created by me.

2. Company shall own, and I hereby assign to Company, all right, title and interest (including patent rights, copyrights, trade secret rights, mask work rights, sui generis database rights and all other intellectual property rights of any sort throughout the world) relating to any and all inventions (whether or not patentable), works of authorship, mask works, designs, know-how, ideas and information (collectively, “Inventions”) made or conceived or reduced to practice, in whole or in part, by me during the term of my employment with Company (collectively, “Company Inventions”), and I will promptly disclose all Company Inventions to Company. The term “Company Inventions” will not include any Invention for which no equipment, supplies, facilities or trade secret information of the Company was used and which was developed entirely on my own time, unless (a) the Invention relates (i) to the business of the Company, or (ii) to the Company’s actual or demonstrably anticipated research or development, or (b) the invention results from any work performed by me for the Company. Without disclosing any third party confidential information, I will also disclose anything I believe is excluded by the foregoing so that Company can make an independent assessment. I shall further assist Company, at Company’s expense, to further evidence, record and perfect the foregoing assignment and to perfect, obtain, maintain, enforce, and defend any rights specified to be so owned or assigned. I hereby irrevocably designate and appoint Company as my agent and attorney-in-fact, coupled with an interest and with full power of substitution, to act for and in my behalf to execute and file any document and to do all other lawfully permitted acts to further the purposes of the foregoing with the same legal force and effect as if executed by me. If I wish to clarify that something created by me prior to my employment that relates to Company’s actual or proposed business is not within the scope of the foregoing assignment, I have listed it on Appendix A in a manner that does not violate any third party rights or disclose any confidential information. Without limiting Section 1 or Company’s other rights and remedies, if, when acting within the scope of my employment or otherwise on behalf of Company, I use or (except pursuant to this Section 2) disclose my own or any third party’s confidential information or intellectual property (or if any Company Invention cannot be fully made, used, reproduced, distributed and otherwise exploited without using or violating the foregoing), Company will have, and I hereby grant Company a perpetual, irrevocable, worldwide royalty-free, non-exclusive, sublicensable right and license to exploit and exercise all such confidential information and intellectual property rights.

3. To the extent allowed by law, paragraph 2 includes all rights of paternity, integrity, disclosure and withdrawal and any other rights that may be known as or referred to as “moral rights,” “artist’s rights,” “droit moral,” or the like (collectively “Moral Rights”). To the extent I retain any such Moral Rights under applicable law, I hereby ratify and consent to any action that may be taken with respect to such Moral Rights by or authorized by Company and agree not to assert any Moral Rights with respect thereto. I will confirm any such ratifications, consents and agreements from time to time as requested by Company.

4. I agree that all Company Inventions and all other business, technical and financial information (including, without limitation, the identity of and information relating to customers or employees) I develop, learn or obtain during the term of my employment that relate to Company or the business or demonstrably anticipated business of Company or that are received by or for Company in confidence, constitute “Proprietary Information.” I will hold in confidence and not disclose or, except within the scope of my employment, use any Proprietary Information. However, I shall not be obligated under this paragraph with respect to information I can document is or becomes readily publicly available without restriction through no fault of mine. Upon termination of my employment, I will promptly return to Company all items containing or embodying Proprietary Information (including all copies), except that I may keep my personal copies of (i) my compensation records, (ii) materials distributed to shareholders generally and (iii) this Agreement. I also recognize and agree that I have no expectation of privacy with respect to Company’s telecommunications, networking or information processing systems (including, without limitation, stored computer files, email messages and voice messages) and that my activity and any files or messages on or using any of those systems may be monitored at any time without notice.

5. I agree that during the term of my employment with Company (whether or not during business hours), I will not engage in any activity that is in any way competitive with the business or demonstrably anticipated business of Company, and I will not assist any other person or organization in competing or in preparing to compete with any business or demonstrably anticipated business of Company.

6. I agree that this Agreement is not an employment contract for any particular term and that I have the right to resign and Company has the right to terminate my employment at will, at any time, for any or no reason, with or without cause. In addition, this Agreement does not purport to set forth all of the terms and conditions of my employment, and, as an employee of Company, I have obligations to Company which are not set forth in this Agreement. However, the terms of this Agreement govern over any inconsistent terms and can only be changed by a subsequent written agreement signed by the Chief Executive Officer of Company.

7. I agree that my obligations under paragraphs 2, 3, and 4 of this Agreement shall continue in effect after termination of my employment, regardless of the reason or reasons for termination, and whether such termination is voluntary or involuntary on my part, and that Company is entitled to communicate my obligations under this Agreement to any future employer or potential employer of mine. My obligations under paragraphs 2, 3 and 4 also shall be binding upon my heirs, executors, assigns, and administrators and shall inure to the benefit of Company, its subsidiaries, successors and assigns.

8. Any dispute in the meaning, effect or validity of this Agreement shall be resolved in accordance with the laws of the State of Florida, without regard to the conflict of law provisions thereof. I further agree that if one or more provisions of this Agreement are held to be illegal or unenforceable under applicable law, such illegal or unenforceable portion(s) shall be limited or excluded from this Agreement to the minimum extent required so that this Agreement shall otherwise remain in full force and effect and enforceable in accordance with its terms. This Agreement is fully assignable and transferable by Company, but any purported assignment or transfer by me is void. I also understand that any breach of this Agreement will cause irreparable harm to Company for which damages would not be an adequate remedy, and, therefore, Company will be entitled to injunctive relief with respect thereto in addition to any other remedies and without any requirement to post bond.

9. Pursuant to the federal Defend Trade Secrets Act of 2016, I acknowledge receipt of the following notice: “An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that is made in confidence to a Federal, State, or local government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law. An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. An individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal; and does not disclose the trade secret, except pursuant to court order.” I further understand that nothing contained in this Agreement limits my ability to (A) communicate with any federal, state or local governmental agency or commission, including to provide documents or other information, without notice to Company, or (B) share compensation information concerning myself or others, except that this does not permit me to disclose compensation information concerning others that I obtain because my job responsibilities require or allow access to such information.

[Remainder of Page Intentionally Left Blank]

I HAVE READ THIS AGREEMENT CAREFULLY AND I UNDERSTAND AND ACCEPT THE OBLIGATIONS WHICH IT IMPOSES UPON ME WITHOUT RESERVATION. NO PROMISES OR REPRESENTATIONS HAVE BEEN MADE TO ME TO INDUCE ME TO SIGN THIS AGREEMENT. I SIGN THIS AGREEMENT VOLUNTARILY AND FREELY, IN DUPLICATE, WITH THE UNDERSTANDING THAT COMPANY WILL RETAIN ONE COUNTERPART AND THE OTHER COUNTERPART WILL BE RETAINED BY ME.

March 17, 2021	Employee
/s/ Brian D. Koppy
Signature
Brian D. Koppy
Name (Printed)

Accepted and Agreed to:

CANO HEALTH, LLC

By	/s/ Marlow Hernandez
Name	Marlow Hernandez
Title	CEO

APPENDIX A

PRIOR MATTER